       As filed with the Securities and Exchange Commission on
                             May 14, 2002

                          File No. 000-32551

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                               Form S-8

       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      SUNDEW INTERNATIONAL, INC.
                      --------------------------
        (Exact Name of Registrant as Specified in Its Charter)

                               Delaware
                               --------
                       (State of Incorporation)

                              23-3067904
                              ----------
                        (IRS Employer ID No.)

                  1422 Chestnut Street, Suite # 410
                   Philadelphia, Pennsylvania 19102
                          (215) 564-9484 X10
                          ------------------
    (Address and Telephone Number of Principal Executive Offices)

    2002 Employee, Consultant and Advisor Stock Compensation Plan
    -------------------------------------------------------------
                       (Full title of the plan)

                            Michael C. Tay
                President and Chief Executive Officer
                      Sundew International, Inc.
                  1422 Chestnut Street, Suite # 410
                   Philadelphia, Pennsylvania 19102
                          (215) 564-9484 X10
                          ------------------
               (Name and address of agent for service)

                              COPIES TO:
                              ----------

                       William F. Webster, Esq.
                           Webster Law Firm
                      1000 G. Street, 2nd Floor
                     Sacramento, California 95814
                         Tel: (916) 321-4427

                   CALCULATION OF REGISTRATION FEE

                                             Proposed         Proposed
Title of Securities to                       Maximum         Aggregate
    be Registered         Amount to be    Offering Price   Offering Price         Amount of
    Common Stock,        Registered (1)    per Share (2)    per Share (2)    Registration Fee (2)
   ---------------       --------------    -------------    -------------    --------------------
   $.001 par Value         1,000,000          $0.0025          $2,500               $0.23

(1)  Shares of the Registrant's Common Stock issuable to employee, consultants and advisor under the Registrant's 2002 Employee,
     Consultant And Advisor Stock Compensation Plan.
(2)  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the book value of the Registrant's Common Stock
     $0.0025 as of December 31, 2001.

                                PART I

ITEM I.  Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2.  Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

                               PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

     a.   Registrant's Annual Report on Form 10-KSB for the fiscal
          year ended December 31, 2001, filed pursuant to Section
          13(a) of the Securities Exchange Act of 1934;
     b.   Registrant's Quarterly Reports on Form 10-QSB for the
          quarters ended June 30, 2001, and September 30, 2001;
     c.   Registrant's Current Report on Form 8-K dated October 24,
          2001;
     d.   The description of the Registrant's Common Stock contained in its Registration Statement on Form SB-2 dated February
          2, 2001, as amended;
     e.   All other reports, if any, filed by the Registrant
          pursuant to Section 13(a) or 15(d) of the Securities
          Exchange Act, as amended (the "Exchange Act") since the
          end of the fiscal year covered by the Annual Report
          referred to in (a) above.

From the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a
post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the
Registration Statement then remaining unsold. Any statement
contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  Description of Securities.

The Common Stock to be offered is registered under Section 12 of the
Securities Exchange Act of 1934.

ITEM 5.  Interests of Named Experts and Counsel.

As special counsel for the Registrant, William F. Webster, Esq. has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued in accordance with the Plan, will have been validly issued, fully paid, and nonassessable. William F.
Webster, Esq. is a member of the Webster Law Firm and will be offered shares of Common Stock registered under this Registration
Statement in payment of the Registrant's obligations to the firm.

ITEM 6.  Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change the directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant have adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to it and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the Delaware General Corporate Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

The Registrant's Certificate of Incorporation and By-laws provide for indemnification to the full extent permitted by the Delaware
General Corporation Law. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibit.

     Exhibit No.    Exhibit
     -----------    ----------------------------------------------
     5              Opinion re: Legality.

     10.1           2002 Employee, Consultant and Advisor Stock
                    Compensation Plan.

     10.2           Form on Stock Payment Agreement.

     24.1           Consent of Stan J.H. Lee, Certified Public
                    Accountant, to the use of his opinion included
                    in the Annual Report of the Registrant on Form
                    10-KSB for the fiscal year ended December 31,
                    2001.

     24.2           Consent of the Webster Law Firm to the
                    filing of its opinion with respect to the
                    legality of the securities being registered
                    hereby (included in Exhibit No. 5).

ITEM 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the
Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the
registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form
F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a)
or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934)
that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such
indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the
Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia,
State of Pennsylvania, on May 14, 2002.

                                    SUNDEW INTERNATIONAL, INC.

                                    /s/ Michael C. Tay
                                    -----------------------------
                                    By: Michael C. Tay, President
                                    and Chief Executive Officer

Date:  May 14, 2002

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature              Title                                Date
------------------     ----------------------------------   ------------
/s/ Michael C. Tay     President, Treasurer, Secretary      May 14, 2002
Michael C. Tay         and Director (Principal Executive,
                       Financial and Accounting Officer)